EXHIBIT 99.1

NEWS RELEASE

For Additional Information Contact:

Joe Meyers

Chief Financial Officer

(513) 874-8741

PIERRE FOODS, INC. ANNOUNCES EXPECTED COVENANT DEFAULT UNDER CREDIT FACILITY

Cincinnati, Ohio, September 21, 2007…Pierre Foods, Inc. (the “Company” or “Pierre”) announced today that it expects to be in default of the Consolidated Leverage Ratio covenant in its senior credit facility as of the end of its second quarter ended September 1, 2007.  Although the Company is currently finalizing its financial results for the quarter, it is proactively working with lenders under the credit facility to obtain a waiver and an amendment to the agreement.

Notwithstanding solid year-over-year revenue growth, the Company’s second quarter results were impacted by increased raw material prices, certain one-time expenses associated with the integration of its acquisition of Zartic and lower yields at certain of its manufacturing facilities.  In addition to adopting several operational initiatives in the second quarter that are geared towards improving future operating profitability, as mentioned in its first quarter earnings release dated July 18, 2007, the Company has also implemented price increases, the impact of which are expected to be realized in the second half of its current fiscal year and in future periods.  The Company does not believe that this covenant default impacts its ability to operate its business in the ordinary course.

Pierre is a leading manufacturer and marketer of high-quality, differentiated food solutions, focusing on pre-cooked protein products and hand-held convenience sandwiches.  Headquartered in Cincinnati, Ohio, Pierre markets its products under a number of brand names, such as Pierre™, Zartic®, Z-Bird®, Circle Z®, Jim’s Country Mill Sausage®, Clovervale Farms®, Chef’s Pantry®, Fast Choice®, Rib-B-Q®, Blue Stone Grill™, Hot ‘n’ Ready®, Big AZ®, Chicken FryZ®, Smokie Grill ®, and Chop House®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Rally’s®, Krystal®, Tony Roma’s®, and Nathan’s Famous®.

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements.  These statements reflect Pierre’s expectations at the time this release was issued and are not guarantees of future performance, but instead involve various risks and uncertainties.  Actual events and results may differ materially from those described in the forward-looking statements.  Among the factors that could cause material differences are the ability of Pierre to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, pork, chicken, and cheese, a decline in meat consumption or in the consumption of processed foods, outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of Pierre to comply with the financial covenants, and other provisions of its financing arrangements, and other risks detailed from time to time in Pierre’s periodic SEC reports.  Pierre undertakes no obligation to update or revise any forward-looking statement.